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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No. )
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CNA Surety Corporation
(Name of Registrant as Specified In Its Charter)
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Notice of Annual Meeting of Shareholders On April 24, 2007
Proxy Statement
INTRODUCTION
MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING
PROXY SOLICITATION
2006 ANNUAL REPORTS
VOTING SECURITIES AND PROXIES
ELECTION OF DIRECTORS (PROPOSAL I) VOTING AND THE MANAGEMENT NOMINEES
DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
CERTAIN BENEFICIAL OWNERS
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 2)
SHAREHOLDERS’ PROPOSALS FOR 2007 ANNUAL MEETING

CNA SURETY CORPORATION
333 S. Wabash , 41 Floor
Chicago, Illinois 60604
(312) 822-5000

Notice of Annual Meeting of Shareholders
On April 24, 2007

To: The Shareholders of CNA Surety Corporation

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CNA Surety Corporation (the “Company”) will be held at the Company’s business offices located at 41-Floor, 333 S. Wabash, Chicago, IL 60604, on Tuesday, April 24, 2007, at 9:00 A.M. CDT, for the following purposes:

1.	To elect seven directors to serve one-year terms, commencing immediately upon their election, or to serve until their respective successors are duly elected and qualified;

2.	To ratify the Audit Committee’s appointment of the Company’s independent registered public accounting firm, Deloitte & Touche LLP, for fiscal year 2007; and

3.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on March 1, 2007, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. You are cordially invited to attend the meeting. In the event you will be unable to attend, you are respectfully requested to fill in, date, sign and return the enclosed proxy card at your earliest convenience in the enclosed return envelope.

By Order of the Board of Directors

Enid Tanenhaus
Senior Vice President, General Counsel and Secretary

March 19, 2007
Chicago, Illinois

IMPORTANT:

PLEASE FILL IN, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE POSTPAID ENVELOPE PROVIDED TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

CNA Surety Corporation
333 S. Wabash — 41 Floor
Chicago, Illinois 60604
(312) 822-5000

Proxy Statement

INTRODUCTION

This Proxy Statement is being mailed or otherwise furnished to shareholders of CNA Surety Corporation, a Delaware Corporation (the “Company”), on or about March 19, 2007, in connection with the solicitation by the Board of Directors of the Company (the “Board”) of proxies to be voted at the Annual Meeting of Shareholders (“the Annual Meeting”) of the Company to be held at the Company’s business offices located at 41-Floor, 333 S. Wabash, Chicago, Illinois 60604, at 9:00 A.M. CDT, on Tuesday, April 24, 2007, and at any adjournment thereof. Shareholders who, after reading this Proxy Statement, have any questions should contact Enid Tanenhaus, Secretary of the Company, in Chicago at (312) 822-3895.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

At the Annual Meeting, shareholders of the Company will consider and vote upon:

(i)	To elect seven directors to serve one-year terms, commencing immediately upon their election, or to serve until their respective successors are duly elected and qualified;

(ii)	The ratification of the Board’s appointment of the Company’s independent registered public accounting firm, Deloitte & Touche LLP, for fiscal year 2007; and

(iii)	The transaction of such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The date of this Proxy Statement is March 19, 2007.

PROXY SOLICITATION

The enclosed proxy is solicited by the Board. The cost of this proxy solicitation is anticipated to be nominal and will be borne by the Company, including charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of the Company’s Common Stock. The solicitation generally will be effected by mail and such cost will include the cost of preparing and mailing the proxy materials. In addition to the use of the mails, proxies also may be solicited by personal interview, telephone, telegraph, telecopy, or other similar means. Although solicitation will be made primarily through the use of the mail, officers, directors, or employees of the Company may solicit proxies personally or by the above described means without additional remuneration for such activity. The Company will arrange for brokerage houses, nominees and other custodians holding common stock of the Company of record to forward proxy-soliciting material to the beneficial owners of such shares, and will reimburse such record owners for the reasonable out-of-pocket expenses incurred by them.

2006 ANNUAL REPORTS

Shareholders are concurrently being furnished with a copy of the Company’s 2006 Annual Report to Shareholders, which contains the Company’s audited financial statements for the year ended December 31, 2006. Additional copies of the Company’s Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission (the “SEC”), may be obtained through links on the Company’s web site, www.cnasurety.com or by contacting Carol Abel, representative of the Company, at 41 Floor, 333 S. Wabash Ave., Chicago, Illinois 60604, (312) 822-5199, and such copies will be furnished promptly at no expense.

VOTING SECURITIES AND PROXIES

Only shareholders of record at the close of business on March 1, 2007 (the “Record Date”), have the right to receive notice of and to vote at the Annual Meeting and any adjournment thereof. As of the Record Date, 43,964,363 shares of the Company’s Common Stock, $.01 par value, per share, were issued and outstanding. Each share outstanding on the Record Date for the Annual Meeting entitles the holder thereof to one vote upon each matter to be voted upon at the Annual Meeting. The shareholders of a majority of the Company’s issued and outstanding Common Stock, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting. Abstentions and Broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. If, however, a quorum is not present or represented at the Annual Meeting, the shareholders entitled to vote at the Annual Meeting, whether present in person or represented by proxy, shall only have the power to adjourn the Annual Meeting until such time as a quorum is present or represented. At such time as a quorum is present or represented by proxy, the Annual Meeting will reconvene without notice to shareholders, other than an announcement at the prior adjournment of the Annual Meeting, unless the adjournment is for more than thirty (30) days or a new record date has been set.

If a proxy in the form enclosed is duly executed and returned, the shares of the Company’s Common Stock represented thereby will be voted in accordance with the specifications made thereon by the shareholder. If no such specifications are made, such proxy will be voted (i) for election of the Management Nominees (as hereinafter defined) for directors; (ii) for ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2007; and (iii) at the discretion of Proxy Agents (as hereinafter defined) with respect to such other business as may properly come before the Annual Meeting or any adjournment thereof. Abstentions are counted in tabulations of the votes cast on proposals presented to shareholders, as to the materials specifically proposed herein. Broker non-votes are not counted for purposes of determining whether a proposal has been approved. Under applicable Delaware law, a broker non-vote will have no effect on the outcome of the election of directors. A proxy is revocable at any time prior to its exercise by either a subsequently dated, properly executed proxy appointment which is received by the Company prior to the time votes are counted at the Annual Meeting, or by a shareholder giving notice of revocation to the Company in writing prior to the Annual Meeting or during the Annual Meeting prior to the time votes are counted. The mere presence at the Annual Meeting of a shareholder who appointed a proxy does not itself revoke the appointment.

ELECTION OF DIRECTORS (PROPOSAL I)

VOTING AND THE MANAGEMENT NOMINEES

At the Annual Meeting seven directors will be elected to serve one-year terms commencing immediately upon their election, or to serve until their respective successors are duly elected and qualified. The nominees are as follows:
Philip H. Britt
Anthony S. Cleberg
David B. Edelson
James R. Lewis
D. Craig Mense
Robert A. Tinstman
John F. Welch

Mr. Britt, Mr. Edelson*, Mr. Lewis, Mr. Tinstman and Mr. Welch are currently serving as directors of the Company. Mr. Cleberg and Mr. Mense are newly nominated directors. For information regarding the Management Nominees, see “Directors and Executive Officers of the Registrant.”

* David B. Edelson was elected to the Board at the Board’s February 13, 2007 meeting to fill the vacancy created by Roy E. Posner’s death on December 31, 2006.

At the Annual Meeting, if a quorum is present, the vote of holders of a majority of the Company’s Common Stock having the power to vote in person or represented by proxy shall elect the directors. It is the present intention of John Corcoran and Enid Tanenhaus, who will serve as the Company’s proxy agents at the Annual Meeting (the “Proxy Agents”), to vote the proxies which have been duly executed, dated and delivered and which have not been revoked in accordance with the instructions set forth thereon or if no instruction had been given or indicated, for the election of the Management Nominees as directors. The Board does not believe that any of the Management Nominees will be unwilling or unable to serve as a director. However, if prior to the election of directors any of the Management Nominees becomes unavailable or unable to serve, the Board reserves the right to name a substitute nominee or nominees and the Proxy Agents expect to vote the proxies for the election of such substituted nominee or nominees.

Vote Required

Proposal to elect seven directors requires an affirmative vote of holders of a majority of the voting power represented by shares of our common stock present in person or represented by proxy and entitled to vote at the Annual Meeting.

THE BOARD RECOMMENDS A VOTE IN FAVOR OF THE MANAGEMENT NOMINEES. IF A CHOICE IS SPECIFIED ON THE PROXY BY A SHAREHOLDER, THE SHARES WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED “FOR” THE MANAGEMENT NOMINEES.

DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The following sets forth the name, age, position and offices with the Company, present principal occupation or employment and material occupations and employment for the past five years of each person who is presently a director, a nominee for director, or an executive officer of the Company.

Philip H. Britt, age 60; Director of the Company since March 3, 1998. Retired. Senior Vice President, Insurance Industry Division of Bank One, NA (formerly First Chicago NBD) from April 1988 through February 2002; various other positions with First Chicago NBD and its predecessor from 1982 through April 1988.

Anthony S. Cleberg, age 54; Independent Consultant and Investor since 2002; Executive Vice President and Chief Financial Officer. Champion Enterprises 2000-2002; 1997-2000 Executive Vice President and Chief Financial Officer Washington Group International (formerly Morrison Knudsen Corporation; 1982-1997 various positions at Honeywell, Inc.

John F. Corcoran, age 42; Senior Vice President and Chief Financial Officer of the Company since January, 2004; Executive Officer since October 2003; Group Vice President and Senior Financial Officer Specialty Lines from October, 1998 to January, 2002; CNA Insurance Companies; Senior Vice President and Senior Financial Officer Global and Specialty Lines from January 2002 to September 2003, CNA Insurance Companies. (Affiliates of CNA Financial Corp. “CNAF” owns 62.5% of the company’s stock.)

Michael A. Dougherty, age 48; Chief Information Officer since January 2007; Senior Vice President Field Operations and Distribution since September 2001; Senior Vice President and Chief Marketing Officer of the Company since November 1997. Senior Vice President Aon Risk Services of Illinois from April 1992 until November 1997. Midwest Regional Bond Manager, AIG from August 1988 to April 1992. Various management positions within the bond division of the St. Paul Companies from June 1980 to August 1988.

David B. Edelson, age 47; Director of the Company since February 2007; Senior Vice President of Loews Corporation, the parent corporation of CNAF, since May 2005; Senior Vice President & Corporate Treasurer of JPMorgan Chase & Co from May 2001 to January 2003; Executive Vice President & Corporate Treasurer of JPMorgan Chase & Co from January 2003 until April 2005.

Douglas W. Hinkle, age 54; Chief Underwriting Officer of the Company since March 2004; Western Division Director, St. Paul Surety from January, 2003 until March, 2004; AVP Western Territory Practice Leader, from December 2001 until 2004, St. Paul American from 2000 until 2001; VP Western Territorial Executive,

Fireman’s Fund from 1999 until December 2001; AVP Surety reinsurance Executive, Fireman’s Fund from 1996 until 1999; Surety Manager & Acting Office Manager, Fireman’s Fund, from 1986 until 1996.

James R. Lewis, age 58; Director and Chairman of the Board of the Company since May 2003; President and Chief Executive Officer, Property and Casualty Operations of the CNA Insurance companies since August 2002; Executive Officer of CNA Financial Corporation (“CNAF”) since 2002; from August 2001 to August 2002, Executive Vice President, U.S. Insurance Operations, Property and Casualty Operations of the CNA Insurance companies; from November 1992 to August 2001, Senior Vice President of USF&G/St. Paul Companies.

D. Craig Mense, age 55; Executive Vice President and Chief Financial Officer of CNA Financial Corporation since November, 2004. Prior to that, he served as President and Chief Executive Officer of Global Run-Off Operations at St. Paul Travelers. From May, 2003 to May, 2004, he was Chief Operating Officer of the Gulf Insurance Group at Travelers Property Casualty Corp. Previously, at Travelers Property Casualty Corp., Mr. Mense was Senior Vice President and Chief Financial Officer (Bond) from April, 1996 to July, 2002.

Thomas A. Pottle, age 47; Senior Vice President, Credit and Field Operations since January, 2007; Senior Vice President of the Company since March 1999; Vice President of the Company from September 30, 1997 until March 1999; Secretary of the Company from September 30, 1997 to May 1998; and Assistant Secretary since May 1998; Assistant Vice President and Surety Controller of CNA Insurance companies from 1996 until September 30, 1997; Surety Controller of CNA Insurance companies from September 1994 until 1996; and various positions with CCC from 1986 until September 1994.

Enid Tanenhaus, age 49; Senior Vice President, General Counsel and Secretary of the Company since January 2, 2001; Senior Vice President, Secretary and General Counsel, Coregis Group, Inc. until December 2000; Vice President, Secretary and General Counsel CNA UniSource of America from December 1997 until June 1999; and various legal positions with CNA Insurance companies from 1988 until December 1997.

Robert A. Tinstman, age 60; Director of the Company since August 2004; Executive Chairman of Angelo Iafrate Construction Company and James Construction Group since May, 2002. Prior to that he was President & CEO of Morrison Knudsen Corporation (“MK”) from March 1995 to February 1999. Mr. Tinstman currently serves on Idacorp/Idaho Power Board of Directors and is Chairman of their Investment and Compensation Committees since 1999; he also serves on Idacorp Technologies Board of Directors since January 2000 to July 2006; and serves on Home Federal Savings Board of Directors serving as Chairman of the Audit Committee since December 1999.

John F. Welch, age 50; Director of the Company since June, 2003; President and Chief Executive Officer of the Company since June, 2003; Chief Underwriting Officer, St. Paul Surety from May, 2002 until June 2003; from August 2000 until May 2002, President Aflanzadora Insurgentes SA CV Mexico City; from 1997 to 2000 Chief Financial Officer, Aflanzadora Insurgentes SA CV Mexico City; from 1989 to 1997 held various positions with USF&G; from August, 1979 until November 1989 held various surety management positions, The Continental Insurance Company.

Board and Committee Meetings

In excess of 50% of the Company’s shares are held by CNA Financial Corporation (“CNAF”) and its subsidiaries. Pursuant to the listing standards of the New York Stock Exchange (“Exchange”) the Company is a “Controlled Company” and consequently is exempt from the Exchange’s requirements relating to maintenance of a majority of independent directors and independent nominating/corporate governance and compensation committees. However, a majority of the Company’s directors were considered independent as of December 31, 2006, and in 2006 the Company’s Compensation and Audit Committee members included only independent directors. The Board of Directors considers shareholder director nominees under the same criteria utilized by the Board of Directors to evaluate nominees proposed by management or members of the Board of Directors. These criteria include a potential nominee’s character, judgment, business experience and areas of expertise, among other relevant considerations, such as the requirements of stock exchange

Director Independence

The Board of Directors annually reviews its independence and performance. For 2006, the Board and the Audit Committee completed anonymous self evaluation forms. The Board of Directors and Audit Committee discussed these evaluations at the February 12 and 13, 2007 meetings. Both the self evaluations of the Audit Committee and the Board of Directors indicated that the Board and the Audit Committee believe that they are functioning well and receive adequate access to and information from management. At the February 13, 2007 meeting, the Board of Directors determined that in 2006 a majority of the Board members would be considered independent under the listing standards of the Exchange. However, the composition of the Board changed due to the death of Board member and audit committee chairman, Mr. Roy E. Posner on December 31, 2006. Mr. Posner was considered Independent as that term is used in Exchange Act Section 10A(m)(3).

Under the rules of the New York Stock Exchange (“NYSE”), listed companies, like CNA Surety, that have a controlling stockholder are not required to have a majority of independent directors. Because affiliates of CNA Financial Corporation hold more than 50% of the voting power of the Company, CNA Surety is a controlled company within the meaning of the rules of the NYSE. Accordingly, the slate of directors nominees for the Board of Directors is not composed of a majority of directors who are independent.

The following nominees qualify as independent directors pursuant to the applicable rules of the Exchange and the SEC: Philip Britt, Robert Tinstman and Anthony Cleberg. In determining independence, the Board affirmatively determined whether or not each director or nominee has any material relationship with the Company. In assessing materiality, the Board considered all relevant facts and circumstances, not merely from the standpoint of the director or nominee, but from that of any person or organization with which the director or nominee, has an affiliation. The Board considers the frequency and regularity of any services provided by or to, or other transactions between, the Company and the director or nominee or affiliated organization, whether they are being carried out at arm’s length in the ordinary course of business and whether they are being provided or conducted substantially on the same terms as those prevailing at the time from unrelated parties for comparable transactions. Material relationships can include commercial banking, industrial, legal, accounting, charitable, employment and familial relationships. Independence means (i) not being a present or former employee of the Company; (ii) not personally receiving or having an immediate family member who receives more than $120,000 per year in direct compensation from the Company other than director and committee fees and pension or other forms of deferred compensation; (iii) not being an employee, or having an immediate family member employed as an executive officer of another company where any current executive officer of the Company serves on that company’s compensation committee; (iv) not being employed by or affiliated with or having an immediate family member employed by or affiliated with a present or former internal or external auditor of the Company within the three previous years; or (v) not being a director who is an executive officer or employee, or whose immediate family member is an executive officer of a company that makes payments to, or receives payments from the Company for property or services in an amount which does not exceed the greater of $1 million or 2% of the other company’s consolidated gross revenues. In addition to the above, the Board, in the case of Mr. Tinstman, considered his position as Executive Chairman of Angelo Iafrate Construction Company and James Construction Group (collectively “IaFrate”). Mr. Tinstman has held this position since May 2002. The Company has written surety bonds on behalf of Iafrate since 1972. In 2006, the Company received premiums of $628,659 for bonds written on behalf of Iafrate. As of December 31, 2006, the total amount of the outstanding bonds written on behalf of Iafrate group was $183,144,339. These bonds were written on the same terms, conditions and premiums as bonds written for other similarly situated companies. In September of 2005, the Company entered into co-surety arrangements with the Safeco Companies for the IaFrate account. Prior to his nomination as a director, the Board discussed with Mr. Tinstman his relationship with Iafrate. The Board and Mr. Tinstman agreed that he will recuse himself on any Board decision involving Iafrate and that any bonds that the Company writes on behalf of Iafrate will be on substantially the same terms as bonds written for similarly situated third parties.

Corporate Governance and Ethics

The Board has adopted Corporate Governance Guidelines and a Code of Business Ethics that are available on the Company’s website at www.cnasurety.com, and will be provided to any shareholder upon request to Carol Abel, representative of the Company, at 333 S. Wabash Ave 41 — Floor, Chicago, Illinois, 60604 (312) 822-5199. Such copies will be furnished promptly at no charge. The Corporate Governance Guidelines provide that shareholders and other interested parties may communicate with the non-management members of the Board by sending such communications in care of the Company’s General Counsel, 333 S. Wabash Ave. 41-Floor, Chicago, Illinois 60604. It is the Company’s policy to forward all such communications to the Board.

Committees and Meetings

The Board intends to meet without management in Executive Session at its regularly scheduled meetings. The members have decided that a presiding director is not necessary and that the independent directors will rotate the task of presiding over Executive Sessions.

The Board has an Executive Committee, an Audit Committee, a Compensation Committee and Investment Committee. In 2006, the Audit Committee and the Compensation Committee consisted entirely of independent directors. The Company does not have a nominating/corporate governance committee. The Board relies on the Exchange exemption for controlled companies in not having a nominating/corporate governance committee, but the Board’s current policy is that all directors participate in the consideration of director nominees.

In 2006, the Executive Committee consisted of Messrs. Lewis, Posner and Welch. The Executive Committee did not meet during 2006. The Executive Committee possesses and may exercise the full and complete authority of the Board in the management and business affairs of the Company during the intervals between the meetings of the Board. Any action by the Executive Committee is reported to the Board at its next meeting and such action is subject to revision and alteration by the Board, provided that no rights of third persons can be prejudicially affected by the subsequent action of the Board. Vacancies on the Executive Committee are filled by the Board. However, during the temporary absence of a member of the Executive Committee, due to illness or inability to attend a meeting or for other cause, the remaining member(s) of the Executive Committee may appoint a member of the Board to act in the place and with all the authority of such absent member. The current members of the Executive Committee will continue in office until the Committee is dissolved, terminated or reorganized, or if such members are replaced. Executive Committee member Mr. Posner passed away on December 31, 2006.

In 2006, the Company’s Audit Committee consisted of Messrs. Britt, Tinstman and Posner (Chair / Financial Expert) and Ms. Tocklin all of whom would be considered “independent” as that term is used in Exchange Act Section 10A(m)(3). During 2006, the Audit Committee held 8 meetings. Mr. Posner passed away on December 31, 2006. The Company believes that Anthony Cleberg, who is nominated as director qualifies as a financial expert and if elected, the Company expects that Mr. Cleberg will be elected Audit Committee Chairman. Until a new financial expert is elected, the Board appointed Mr. Tinstman to act as interim Audit Committee chairman. The Board determined at its February 13, 2007 meeting that all Audit Committee members were financially literate and Independent. The Board adopted an Audit Committee Charter in March 2000 and amended and restated the Audit Committee Charter on February 17, 2004, which governs the Audit Committee. As described in the Audit Committee Charter, the Audit Committee is authorized and (a) has the power to review the financial reports and other financial information provided by the Corporation to governmental entities and the public, including the certifications made by the principal executive officer and principal financial officer with respect to the Company’s reports filed with the SEC; the Corporation’s systems of internal controls regarding finance, accounting, internal audit, legal compliance and ethics that the Corporation’s management and the Board have established; and the Corporation’s auditing, accounting and financial reporting processes generally including the review of critical accounting policies and financial statement presentation, (b) has the sole authority to retain, compensate and evaluate the Company’s independent registered public accounting firm, and the scope of and fees for their audits, and (c) addresses any and all related party agreements and arrangements between the Corporation and its affiliates and any disputes that may arise hereunder. However, the Company’s management is responsible for its financial statements and reporting process, including its system of internal controls. The Company’s independent auditors are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States. A copy of the Audit Committee Charter as amended and restated is available on the Company website at www.cnasurety.com, and will be provided to any shareholder upon request to Carol Abel, representative of the Company, at 333 S. Wabash Ave. 41  Floor, Chicago, Illinois, 60604 (312) 822-5199. Copies will be furnished promptly at no charge.

In 2006, the Company Compensation Committee consisted of Messrs. Britt, Posner, Tinstman and Ms. Tocklin (Chair). During 2006, the Compensation Committee held 4 meetings. The Compensation Committee sets compensation policy, and reviews and administers all compensation matters for the five most highly compensated executive officers of the Company as well as administering the Company’s stock option plan. A copy of the Compensation Committee Charter is available on the Company website at www.cnasurety.com and will be provided to any shareholder upon request by contacting Carol Abel, representative of the Company, at 333 S. Wabash Ave. 41 Floor South, Chicago, Illinois, 60604 (312) 822-5199.

The Company also has an Investment Committee, which in 2006 consisted of Ms. Tocklin and Messrs. Posner and Britt (Chair). During 2006, the Investment Committee held 4 meetings. The Investment Committee establishes investment policies and oversees the management of the Company’s investment portfolio.

During 2006, 4 meetings of the Board of Directors were held.

In fiscal year 2006, each of the directors attended 100% of the Board meetings and all committees meetings on which he or she served as a member. The Company encourages directors to attend its annual meeting. In 2006 board members, Philip Britt, Roy Posner, Robert Tinstman, Adrian Tocklin and John Welch attended the Company’s annual meeting.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of the Company’s outstanding Common Stock (“Reporting Persons”), file reports of ownership and changes in ownership of such securities with the SEC. Reporting Persons are required to deliver copies of all Section 16(a) forms to the Company simultaneously for filing with the SEC. Based solely upon review of the copies of the forms furnished to the Company, and written representations from certain Reporting Persons that no other reports were required, the Company believes that for 2006 all reports required by Section 16(a) of the Exchange Act have been timely filed.

Compensation Discussion and Analysis

Objectives of Compensation Program

The Company’s philosophy is to provide a cost effective compensation package that attracts, motivates and retains executive talent. This philosophy is designed to reward performance and hold executives accountable for underperformance through financial consequences. The compensation policy of the Company for its executive officers (including those named in the Summary Compensation Table) is to pay base salaries, annual incentive bonuses, and long term incentives in addition to fringe benefits and other benefits that are competitive, internally consistent and recognize the accomplishment of the Company’s stated goals of building a financial services business focusing on surety, fidelity and related products.

The Company seeks to link executive compensation to the performance of the Company. Thus, a significant portion of executive compensation is linked to both the Company’s and the individual’s performance. Other than the Company’s Chief Executive Officer, approximately 40% of the Company’s executive officers’ compensation (excluding stock options and assuming target annual and long term bonus payments) is variable, while the remaining 60% is base salary. With direction from the Company’s board of directors, the Company expects the Chief Executive Officer to set overall policies and to have the greatest impact on implementing the Company’s strategic direction. Consequently, the Company believes that more of the Chief Executive Officer’s compensation should be variable. The Chief Executive Officer’s compensation thus is structured so that approximately 60% (excluding stock options and assuming target annual and long term bonus payments) of his compensation is variable.

The Company surpassed its goals for Net Operating Income (“NOI”), Return on Equity (“ROE”) and Combined Ratio. Based on these results the Company’s Compensation Committee authorized (as described more fully below) incentive compensation payments greater than those approved in recent years.

Compensation Decisions

For 2006, the Company’s Compensation Committee was composed entirely of independent directors. The Committee administers the Company’s executive compensation program. The role of the Committee is to oversee CNA Surety’s compensation and benefit plans and policies, administer its stock option program (including reviewing and approving any stock options that are granted to employees) and to review and approve annually all compensation decisions relating to the Company’s CEO, CFO and other officers named in the Summary Compensation Table (the “Named Executive Officers” or “NEOs”)

The Compensation Committee has a charter which generally sets forth its responsibilities. The charter is available on the Company web site at www.cnasurety.com.

The CEO, the Company’s chief human resources officer and the Company’s non-executive chairman of the board make recommendations to the Compensation Committee on general compensation philosophy and specific elements of compensation and goals for the named executive officers (“NEOs”), with the exception of the CEO. Recommendations for the CEO’s goals and compensation are made by the Company’s non-executive Chairman of the Board to the Compensation Committee.

In determining compensation for the NEOs, the Company and the Compensation Committee review the following surveys: Mercer Property & Casualty Executive Survey for the following categories: Top Executive, Top Operations Executive, Top Underwriting Executive, Chief Financial Officer and Chief Legal Executive. The Mercer Survey includes information on base salaries, bonuses and long term incentives. The Company and Committee also use Mercer’s Benchmark database, Hewitt’s Total Compensation Measurement Survey, all industries and Towers Perrin Financial Services Industry Executive Compensation survey. To date the Company and Committee have not used a compensation consultant. The Company and the Committee analyze data from the surveys and use the compensation data as a reference in determining the appropriate total compensation potential for each NEO. The Company does not use benchmarking because it is largest of a very small group of publicly traded sureties and the Company and the Compensation Committee do not believe a direct peer group exists. The Committee also considers the amount of influence each NEO has on the Company’s overall business and strategy as well as the abundance or scarcity of qualified candidates, if finding a replacement should become necessary.

The Compensation Committee discusses and votes upon any changes in compensation for named executive officers at its first regularly scheduled meeting of the year, which in 2006 was held in February. Any changes in base compensation are effective in April (when base salary increases for all of the Company’s employees occur). Also, at its first scheduled meeting of the year, the Compensation Committee evaluates the Company’s performance versus its goals, the individual named executive officers’ performance versus their goals and then votes on all variable compensation pay awards: Annual Cash Bonuses, Long Term Cash Incentives (“LTI”) and stock option grants.

The Compensation Committee also approves the aggregate amount of annual bonuses paid to all bonus eligible employees based on the achievement of certain net income targets set by the Committee as well as the targets and payments under the long term incentive cash plan and performance contributions to the Company’s qualified retirement savings plan. The 2006 targets and achievement are discussed under the individual elements of compensation.

Adjustment of Awards

The Compensation Committee does not have and has no current plans to have a policy concerning retroactive adjustments to any cash or equity based incentive compensation if the payment of such compensation was based on financial performance measures that were subsequently affected by a restatement. However, to date, the Company has had no financial restatements that resulted in a reduction of financial performance.

Tax/Accounting Considerations; Deductibility of Compensation

The Company considers the impact of Internal Revenue Code (“IRC”) Sections 409A and 162(m) when determining forms and amounts of compensation.

In 2005 the Company adopted a new non- qualified deferred compensation plan intended to permit participants to avoid tax penalties under IRC (“IRC”) Section 409A. That plan is more fully described on page 15 of this proxy statement

IRC Section 162(m) places a limit on the tax deduction for compensation in excess of $1 million paid to an executive. The Company does consider the deductibility of compensation when considering compensation for the CEO. Consequently, the Committee sets a measurable goal for the CEO for his annual cash bonus, but retains the discretion to decrease the award even if the goal is achieved. In addition the CEO’s employment contract allows the Committee to defer the payment of compensation in order to comply with Section 162(m). Any such amounts deferred are credited to the CEO’s deferred compensation account (see fuller description of the Company’s Deferred Compensation plan, below at page 15). The compensation of the remaining NEOs will not exceed $1 million for 2006.

For 2006, the compensation for the Company’s NEOs is expected to be deductible.

Elements of Compensation

The core elements of the NEOs’ compensation include, base salary, benefits, performance based annual incentive awards, and long term equity and cash based incentive awards. The benefits that the Company provides the NEOs are the same as provided to management employees generally and are not (except for the performance contribution of the 401(k) plan described below) tied to any formal individual or company performance criteria, but are intended to be part of a competitive overall compensation program. Benefits include paid time off, medical benefits, dental benefits, life insurance, long-term disability insurance and a qualified retirement savings plan. The NEOs and certain other executives also are eligible to participate in a supplemental savings and deferred compensation plan and are eligible for certain perquisites described below.

For each of the NEOs, the Committee considers each element separately and then considers the NEO’s total compensation. The Company reviews the salary surveys referenced above, as well as the NEO’s experience, individual professional performance and individual influence on the Company’s current financial results and long term strategies. The Committee also seeks internal equity in compensation and accordingly considers each NEO’s total compensation in reference to the compensation of the Company’s other officers.

Base Salaries

In as much as the surety business is a mature industry, the Committee believes that except for the CEO, more than fifty percent of cash compensation should be in the form of base salaries, rather than in incentive or variable pay. The division between base salaries and cash incentive compensation for both the CEO and the rest of the NEOs is similar to the division between cash incentive compensation and base salaries at many public and private insurers and sureties that compete with the Company for executive talent. The committee uses the market data discussed above, as well as the salary history and experience of the individual executive officer when setting the base salary for new executive officers.

The base salaries of the NEOS and other Officers are reviewed on an annual basis. The Committee does not expect to grant increases in base salaries to the NEOs every year. Increases in base salary are based on an evaluation of the individual’s performance and level of pay compared to (where available) similarly situated jobs within the insurance and surety industries.

Annual Cash Bonus

Annual cash bonuses are paid pursuant to the 2006 Long Term Equity Compensation plan approved by shareholders in 2006. Annual cash bonuses are intended to reward eligible employees, including the NEOs for Company and individual performance during the year.

Annual Cash Bonuses: Bonus Eligible Employees and NEOs other than the CEO

Currently, the Compensation Committee annually establishes a bonus pool for all bonus eligible employees, except for the CEO, including the NEOs. The target pool is the aggregation of the target bonus amounts for all bonus eligible employees, except for the CEO. The target bonus amounts are percentages of base salaries. Target percentages generally range from 10% of an employee’s base salary to 40% of an employee’s base salary. The Committee reserves the right to adjust these percentages. (Annual cash targets and goals for the CEO will be discussed at the end of this section)

The 2006 annual cash bonus targets for each NEO, other than the CEO were:

John Corcoran, Chief Financial Officer, had a target bonus of 40% of his base salary of $250,000 or $100,000.

Doug Hinkle, Chief Underwriting Officer had a target bonus of 40% of his base salary of $225,000 or $90,000.

Michael Dougherty, Senior Vice President Field Operations and Marketing had a target bonus 40% of his base salary of $207,000 or $82,800.

Enid Tanenhaus, Senior Vice President, General Counsel and Secretary had a target bonus of 40% of her base salary of $220,500 or $88,200.

In order for the target bonus pool to be available, the Company must achieve a net operating income (“NOI”) target. If the Company exceeds the NOI target, then a bigger bonus pool will be available, if the Company does not meet the NOI target then the bonus pool will be less than the target bonus pool and if the Company does not achieve a threshold of NOI, then no bonuses are payable. The threshold and maximum amount of the bonus pool is between 50% and 150% of the target bonus pool. If a minimum NOI is not met then, there is no annual bonus pool, although the Committee may, in its discretion, establish a bonus pool of up to 25% of the target bonus pool that it may use, in its discretion, to pay to certain employees, including the NEOs. The Committee also reserves discretion to adjust the bonus pool up or down, if results were affected by unusual events that in the Committee’s determination were beyond management’s control.

Once the Committee votes on the amount of the annual cash bonus pool, then Committee reviews each individual NEO’s performance and determines the amount of the NEO’s annual cash bonus. An individual NEO’s annual cash bonus may be equal to, or more or less than the percentage target of the annual cash bonus pool and may be more than the maximum of 150% of target.

At its February 13, 2006 meeting, the Committee established the target NOI goal of $63 million. The Committee also established the following thresholds and maximum for the annual cash bonus pool:

Payout
NOI	% of Target

<$53 million	0%
$53 million	50%
$63-67 million	100%
$75 million	150%

If the Company’s achievement fell between the minimum threshold for bonuses (for 2006 $53 million) and the target bonus (for 2006 $63 million) or between the target bonus and the maximum bonus (for 2006 $75 million), then the Committee retains discretion to determine the exact percentage of the annual cash bonus pool. For example, if the Company’s 2006 NOI had been $69 million, then the Committee would have the discretion to authorize an annual bonus pool of between 100 and 149% of the aggregate target bonuses.

For 2006, the Company’s NOI was $82.8 million. The Committee voted at its February 12, 2007 meeting that the 2006 annual cash bonus pool would be 150% of the target bonuses. The amounts awarded to each individual NEO and their individual performance measures are discussed on pages 15-17.

Annual Cash Bonus — CEO

John Welch, the Company’s CEO is not included in the annual cash target bonus pool established by the Committee. Pursuant to his employment contract, Mr. Welch has a cash bonus target of 100% of his base salary of $435,000 with a minimum of $0 and a maximum of 200% of his base salary or $870,000. The Committee believes that the CEO has ultimate responsibility and is most able to influence the Company’s results. Consequently the

Committee believes that it is appropriate that all of his incentive compensation, including the annual target bonus and maximum annual bonus potential is larger than the other NEOs.

At its February 13, 2006 meeting, the Committee established a goal for Mr. Welch based upon the Company’s NOI. If the Company’s NOI for 2006 was equal or greater than the Company’s $63 million goal for NOI, then Mr. Welch would be entitled to a maximum annual cash incentive payment of 1% of the Company’s actual NOI. However, the Committee retained discretion to reduce the amounts of any variable compensation based upon its evaluation of his performance. The Company’s actual NOI for 2006 was $82.8 million. The maximum annual cash bonus payable to Mr. Welch was $828,000. After evaluating his performance at its February 12, 2007 meeting, the Committee voted to pay Mr. Welch an annual cash bonus of $783,000.

The annual cash bonuses for all of the NEOS were paid on March 2, 2007

Long Term Incentives

The NEOs are eligible to receive long term cash incentives and stock option awards pursuant to the Company’s 2006 Long Term Equity Compensation Plan approved by shareholders in April, 2006.

Long Term Cash Incentives

Long Term Cash Incentives (“LTI”) are designed to promote executive continuity through three year performance measures and payouts, helping motivate executives to meet the Company’s long term performance objectives. Each year the Compensation Committee approves annual return on equity (“ROE”) target ranges that must be met before any payments are made to executives for that performance year. The Committee has defined ROE for the purposes of the LTI as operating return on equity based upon the equity at the beginning of the calendar year adjusted to exclude effects of any unrealized gains. The LTI target ROE for 2006 was 13.9% the Company’s 2006 achievement of operating ROE for 2006 was 17.1%. Unlike the annual cash bonus, the Committee does not use individual performance measures for LTI.

All NEOs have a target LTI bonus of 20% of their base salary, except Mr. Welch. Pursuant to his employment contract, Mr. Welch has an LTI target bonus of 50% of his base salary or $217,500. As with all variable compensation, the Committee believes that the CEO has the ultimate responsibility for the Company’s results and believes a greater amount of his compensation should be variable and dependent upon the Company’s financial results.

Generally, no long term cash incentive payments are made unless the Company achieves a minimum ROE for the LTI year. Annually, the Committee sets a minimum ROE which if achieved will result in the payment of 25% of the target LTI bonus and a maximum which will result in a payment of 200% of the target LTI bonus.

At its February 13, 2006 meeting, the Committee set the following ROE targets for 2006:

% of Target
ROE Achieved	LTI Payable

<11.9%	0%
11.9%	25%
13.9%	100%
15.9%	200%

If the Company’s ROE achievement falls between the minimum threshold and the target LTI or between the target LTI and the maximum, the Committee has the discretion to determine the exact LTI payout percentage.

For example, if the Company had an ROE of 12.5%, the Committee would have the discretion to authorize LTI bonuses between 25% and 100% of the target LTI bonus. In addition, the Company reserves the discretion to adjust LTI payments based on events beyond the NEO’s control.

If the LTI year goals are achieved, one third of the payment attributable to that LTI year will be paid out each year for the following three years (assuming that the NEO is actively employed by Company when payments are made) beginning with the first payment made in March of the year immediately following the LTI year in which the goal was achieved. Each March, any LTI payment potentially consists of portions of awards from three LTI years.

Thus the LTI payments made on March 2, 2007 represented payments for performance in three years: 2004, 2005 and 2006 (1/3 of the award for each year). Previously, the Committee approved payments of 100% of the target LTI bonus for the 2004 LTI year and 107% of the target LTI bonus for the 2005 LTI year.

At its February 12, 2007 meeting, the Committee approved LTI awards of 200% of the LTI target bonus for the 2006 LTI year.

Accordingly, in March of 2007 the Company paid eligible executives, including the NEOs, LTI awards that were comprised of 1/3 of the payment for the 2004 LTI year paid at 100% of the NEO’s target LTI, 1/3 of the payment for the 2005 LTI year paid at 107% of the NEO’s target LTI, and 1/3 of the payment for the 2006 year paid at 200% of the NEO’s LTI target.

Below is an illustration of the calculation of the payment made on March 2, 2007 using Ms. Tanenhaus’ payment as an example:

		LTI Bonus	LTI	1/3 for	Amount Paid
LTI Performance Year	Base Salary	Target	Achievement	FY 2006	March 2007

2004	$210,000	20%	100%	33%	$14,000
2005	$210,000	20%	107%	33%	$14,965
2006	$220,500	20%	200%	33%	$29,400

Total paid March 2, 2007					$58,365

Stock Options

In addition to cash incentives, equity-based long term incentive awards serve to align the interests of executives with those of the Company’s shareholders. Stock options align the executive’s interests with shareholders interests because both shareholders and executives benefit from any appreciation in the Company’s stock price. The Committee grants stock options as part of total compensation to executive officers, officers and certain other employees. As a general practice, each year the Committee has granted the NEOs, with the exception of the CEO, stock options equal to approximately 20% of their base salaries based on a Black-Scholes valuation. Pursuant to his employment contract, the Committee has granted the CEO stock options equal to approximately 50% of his base salary based on a Black-Scholes valuation. The Compensation Committee approves all grants of stock options.

Prior to 2006, the Committee granted options pursuant to the 1997 Long — Term Equity Compensation Plan previously approved by shareholders, at its fourth regularly scheduled meeting of each year. Those options were priced at the closing price of the Company’s stock price on the day of the grant. In 2006, the Committee decided to change the meeting at which it approves stock option grants to its first regularly scheduled meeting of each year in order to coincide with the awards of other variable compensation. Consequently the Committee granted no stock options in 2006.

The Committee’s policy is to make no other grants of stock options during the year other than those made at its first regularly scheduled meeting, except for stock option grants to certain newly hired senior executives. In the past the Committee approved such grants with a price of the closing price of the Company’s stock on the executive’s first day of employment or at the closing price of the Company’s stock on the date of the Company’s regularly scheduled Compensation Committee meeting. The Committee approved such grants either at a regularly scheduled meeting, though a telephonic meeting or through written consent in lieu of a meeting. The Committee, upon the recommendation of management, may in the future, grant stock options to certain new executives, and its current intention is to grant any such options at the Committee’s first regularly scheduled meeting after commencement of the executive’s employment priced at the closing price of the Company’s stock on the day of the grant.

Stock Ownership Requirements

The Company does not have formal share ownership guidelines or requirements for any executive, employee or director.

Change-In-Control and Termination Benefits

As indicated in the table below, none of the compensation elements have change in control triggers. The CEO, CFO and the Chief Underwriting Officer may receive termination benefits under certain circumstances, but those circumstances do not include change of control.

Change-In-Control and Termination Benefits that would have been Payable

As of December 31, 2006

	Change in	Termination
Executive	Control Benefit	Benefit

John Welch, CEO	None	$2,893,666	*
John Corcoran, CFO	None	$250,000	**
Douglas Hinkle, Chief Underwriting Officer	None	$200,000	***
Michael Dougherty, Chief Information Officer	None	None
Enid Tanenhaus, Secretary and General Counsel	None	None

*	The Company entered into a new three year employment agreement with Mr. Welch effective January 1, 2006. Under the terms of that agreement Mr. Welch is entitled to a severance benefit if his employment is terminated without cause by the Company or by Mr. Welch for good reason contingent upon Mr. Welch’s continuing compliance with the non competition, non-solicitation and confidentiality provisions of the agreement. The severance benefit for termination for good reason by Mr. Welch or without cause by the Company consists of an amount equal to Mr. Welch’s then base salary, the target bonus for the annual cash bonus, long term cash bonus payments at target all prorated through the end of the contract term, December 31, 2008, but in no event less than twelve months. Mr. Welch also would be eligible to continue to participate in the Company’s health benefit plan. In addition, if the Company fails to extend Mr. Welch’s employment agreement, then Mr. Welch is entitled to a severance benefit consisting of payment of one year of Mr. Welch’s then annual base salary, one year target annual cash bonus, target long term cash bonus and continuation in the Company’s health benefit plan.

**	In May 2005, the Compensation Committee approved a severance agreement with Mr. Corcoran. In the event that the Company terminates Mr. Corcoran’s employment involuntarily other than for cause, death or disability prior to April 1, 2007, Mr. Corcoran will receive one year of severance pay equal to his base salary and will be eligible to continue in the Company’s group health plan.

***	In February 2006, the Compensation Committee authorized the Company to enter into a retention bonus agreement with Mr. Hinkle in order to insure that the Company would retain his services at least until three months after Mr. Welch’s employment agreement expires. Pursuant to this authorization, the Company entered into a special bonus/retention agreement with Mr. Hinkle in April 2006. Pursuant to that agreement, the Company agreed to pay Mr. Hinkle a special bonus of $250,000 less withholding taxes contingent upon his remaining employed with the Company through April 2009. Pursuant to the agreement the Company paid Mr. Hinkle the first installment of the bonus in the amount of $50,000 in May 2006. The Company will pay Mr. Hinkle the second and third installments of the special bonus of $50,000 in April 2007 and 2008. The Company will pay Mr. Hinkle the final installment of $100,000 in April 2009. Mr. Hinkle will only receive the bonus payments if he is employed by the Company on the applicable payment date. If Mr. Hinkle terminates his employment with the Company prior to April 2009 or the Company terminates Mr. Hinkle for cause, Mr. Hinkle must repay any bonus payments paid to him within twelve months prior to his termination. If the Company terminates Mr. Hinkle other than for cause then it is obligated to pay Mr. Hinkle the unpaid portion of the special bonus. The agreement also contains certain non compete and non solicitation provisions.

Other Benefits

The Company provides the CNA Surety Corporation 401(k) plan and the CNA Surety Corporation Deferred Compensation Plan to the NEOs as well as other benefits such as medical, dental, life insurance and paid time off. These benefits are more fully described below:

Medical, Dental, Life Insurance and Disability Coverage

Medical, dental, life insurance and disability coverage are available to all employees, including the NEOs. The Company provides the employees with life insurance equal to their base salary (up to $350,000) and disability coverage that replaces 66 2/3% of monthly earnings up to $10,000 a month.

Paid Time Off

The Company also provides paid time off to be used for vacations or illness as well as paid holidays to all employees including the NEOs.

CNA Surety Corporation 401(k) Plan

The CNA Surety Corporation 401(k) plan is a funded, tax-qualified retirement savings plan. Participating employees may contribute up to 20 percent of compensation on a before tax basis into the plan. In addition, the Company matches an amount equal to one dollar for each dollar contributed by participating employees on the first three percent of their regular earnings and fifty cents for each additional dollar contributed on the next three percent of their regular earnings.

The Company also makes contributions to the 401(k) plan called the “basic contribution” for all employees, including the NEOs, equal to 3% of eligible compensation (5% for employees over age 45).

In addition, the Compensation Committee annually establishes combined ratio targets, which if met result in additional Company contributions to employee 401(k) accounts of up to 2% of salary (the “Performance Contribution”). For 2006, the combined ratio targets were:

Combined Ratio		Performance Contribution
	But Less	As % of
Greater Than or Equal to	Than or Equal to	Base Salary

91.01%	—	0.00%
89.01	91%	1.00%
87.01	89%	1.25%
85.01	87%	1.50%
83.01	85%	1.75%
—	83%	2.00%

The Company’s actual 2006 combined ratio for 2006 was 79.3% and the Committee at its February 12, 2007 meeting, approved a 2% contribution to employees’ accounts.

Employees may select from 10 mutual funds managed by third parties to invest their own contributions, the Company’s matching funds, the Company’s basic contribution and any Company performance contribution. The Company does not allow 401(k) participants to invest any 401(k) funds in Company stock.

Pursuant to IRS rules, additions that can be made to participating employees accounts are limited to $44,000 per year. Additions include matching contributions, the Company’s basic contribution any Company performance contribution and before tax employee contributions. The current maximum for before tax employee contributions is $15,500 per year (or $20,500 per year for participants over age 50) In addition, no more than $220,000 of annual compensation may be taken into account in computing benefits under the 401(k) plan.

Deferred Compensation

The Company has a non qualified deferred compensation plan in which the NEOs and certain other officers may participate. The plan allows eligible officers to defer receiving up to 20% of their compensation. As described in the description of the Company’s 401(k) plan, the amount that the Company may contribute to the NEOs’ 401(k) accounts for the basic contribution, matching funds and the performance contribution is limited by federal legislation. The Deferred Compensation Plan also allows participants to receive non qualified Company contributions to their Deferred Compensation accounts in amounts equal to the difference between the amounts of these Company contributions that actually were allocated to the participant’s 401(k) plan account and the amounts that the participant would have received in the absence of legislation limiting such additions to the participant’s 401(k) plan account Participation in the Deferred Compensation Plan is not automatic. The Compensation Committee must affirmatively vote that an executive be allowed to participate in the plan and the executive must execute a deferral agreement prior to participating in the plan. Once the executive executes a deferral agreement, the executive may not change or cease participation in the plan or change the deferral amounts during the plan year. Each December, plan participants may change the amount deferred or cease participation in the plan for the following year.

All funds in the Deferred Compensation Plan are general assets of the Company. However, the Company has funded grantor trusts established to secure obligations to make payments under the Deferred Compensation Plan. The assets of these trusts are available to the Company’s General Creditors. These trusts invest in the same mutual funds available through the 401(k) plan as chosen by the executives and consequently the returns are not considered “above market” returns. Participants in the plan will receive the funds in their deferred compensation account six months after their termination of employment from the Company.

Perquisites

The Company provided certain perquisites to the NEOs in 2006. Specifically, the Company provides the NEOs a taxable allowance of up to $4,000 ($5,000 for the CEO) for financial counseling services and club memberships.

Named Executive Officers’ Compensation and Goals

All of the NEOs receive base salaries as set forth in the Summary Compensation table. They also participate in the Company’s annual incentive bonus plan, long term incentive cash plan, and with the exception of 2006, are typically granted stock options. The NEOs also may participate in the Company’s non qualified Deferred Compensation plan and the Company allows them up to $4,000 (except for Mr. Welch who pursuant to his contract is allowed $5,000) in perquisites to be used for financial planning services or club memberships. The NEOs also are eligible to participate in the Company’s benefit programs available to all employees described above.

For 2006, the individual goals of the NEOS were as follows:

							Licensing &
							Appointment
						Large	of Insurance
		Gross				Claim	Agents Selling
		Loss	Systems		Corp	Review	Company	Financial	Operational	Expense
Name:	NOI	Ratio	Initiatives	Premium	Governance	(>10M)	Products	Reporting	Excellence	Budget

J. Welch	100%
E. Tanenhaus					40%	10%	30%		20%
J. Corcoran			20%					40%	20%	20%
D. Hinkle		20%	20%	20%					20%	20%
M. Dougherty		10%	20%	15%					40%	15%

The 2006 annual cash bonus targets for each NEO, and the CEO were:

	Executive Annual Incentive
							Actual
	Target	Payout	Target	Maximum	Actual		Award
	Payout as a	Range as a	Award	Award	Award		as a
	% of Salary	% Salary	(Dollar Value)	(Dollar Value)	($)		% of Salary

J. Welch	100%	0-200%	$435,000	$870,000	$783,000		180.00%
J. Corcoran	40%	0-60%	$100,000	$150,000	$150,000		60.00%
D. Hinkle*	40%	0-60%	$90,000	$135,000	$146,250	*	65.00%
M. Dougherty	40%	0-60%	$82,800	$123,000	$124,200	*	60.00%
E. Tanenhaus	40%	0-60%	$88,200	$132,000	$132,300	*	60.00%

*	The Compensation Committee at its February 12, 2007 voted to award Mr. Hinkle’s an annual cash bonus for 2006 of 163% of target or 65% of his Salary. Mr. Dougherty and Ms. Tanenhaus received salary increases during FY 2006 so the Actual Award amounts are slightly higher than the Maximum Award dollar values initially set by the Committee.

Mr. Welch — The Committee discussed Mr. Welch’s compensation and benefit package, including his base salary, annual bonus target percentage and his long term cash target bonus and the economic value of stock options prior to voting on his employment contract renewal in December of 2005. The Committee reviewed compensation survey data from the Mercer- Property and Casualty Top Executive, and Top Operations Executive surveys which included components of Base, Bonus, and Long Term Incentive before offering Mr. Welch the renewal contract which became effective on January 1, 2006. The Committee’s intention in offering Mr. Welch the terms of the December 2005 contract was to be at or above the mid range as reflected in salary survey data.

As the CEO and head of the entire Company, Mr. Welch bore responsibility for the Company meeting its financial goals for NOI, ROE and combined ratio. As discussed above, if the Company achieved its NOI goal, Mr. Welch was eligible to receive 1% of the Company’s NOI as an annual cash bonus. The Committee retained the discretion to decrease the amount actually paid. They voted in their February 12, 2007 meeting to award Mr. Welch $783,000.

Mr. Hinkle — The Committee reviews Mr. Hinkle’s compensation annually based on salary survey data from Mercer’s Property & Casualty Executive Survey, Top Underwriting Executive survey as well as the Surety & Fidelity Association of America’s Salary Survey (“SFAA”), for Top Underwriting Officer. The Mercer data includes companies of much larger size and many of whom are public; and the SFAA survey only includes surety companies, most of which are smaller than the Company and are not public companies. The intent is to pay total compensation in the median range of the two surveys. The Senior Vice President may be the successor role to that of the CEO. Thus attracting and retaining top qualified CEO candidates in this position is taken into consideration by the Committee when making compensation decisions.

Based upon the fact that the Company surpassed its NOI goal and the Company’s evaluation of his individual performance, the Committee voted to award Mr. Hinkle 163% of his annual cash bonus target.

Mr. Corcoran — The Committee reviews Mr. Corcoran’s compensation annually based on salary survey data from Mercer’s Property & Casualty Executive Survey, Chief Financial Officer and Mercer’s Benchmark Database, Chief Financial Officer. Both surveys include companies that are much larger than CNA Surety and so the Committee’s intent is to pay total compensation approximately at the 25th percentile of the survey data while maintaining a level of internal equity between Mr. Corcoran and the other NEOs and other Company executives.

Based upon the fact that the Company surpassed its NOI goal and the Company’s evaluation of his individual performance, the Committee voted to award Mr. Corcoran 150% of his annual cash bonus target.

Mr. Dougherty — For 2006, Mr. Dougherty was the Company’s Senior Vice President, Field Management and Marketing. The Committee reviews Mr. Dougherty’s compensation annually based on survey data from Mercer’s Property & Casualty Executive Survey, Top Field Operations Officer survey and the Surety & Fidelity Association’s survey. The Committee’s intent is to pay total compensation between 25th and 50th percentile of the survey data. The Surety & Fidelity survey does not reflect public surety companies that are as large as the Company. Most of the personnel in this survey are in the surety department or business unit of a larger Property and Casualty organization. The Mercer survey includes companies of much greater size than the Company.

Based upon the fact that the Company surpassed its NOI goal and the Company’s evaluation of his individual performance, the Committee voted to award Mr. Dougherty 150% of his annual cash bonus target

Ms. Tanenhaus — The Committee reviews Ms. Tanenhaus’ compensation annually based on salary survey data from Hewitt’s Total Compensation Measurement Survey, (all industries), Mercer’s Benchmark Database, Mercer’s Property & Casualty Executive Survey and Towers Perrin Financial Services Industry Executive Compensation. Many of the Companies participating in these surveys are much bigger than the Company and, consequently, the Committee’s intent is to pay total compensation near the 25% percentile of the survey data based on company size in comparison to survey participants.

Based upon the fact that the Company surpassed its NOI goal and the Company’s evaluation of her individual performance, the Committee voted to award Ms. Tanenhaus 150% of her annual cash bonus target.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee (the “Committee”) met 4 times in 2006. In 2006, the Company’s Compensation Committee was composed entirely of independent directors. Mr. Posner, a Committee member passed away on December 31, 2006, and the Board anticipates that Mr. Cleberg, if elected, will be a Committee member. The role of the Committee is to oversee CNA Surety’s compensation and benefit plans and policies, administer its stock option program (including reviewing and approving any stock options that are granted to employees) and to review and approve annually all compensation decisions relating to the Company’s CEO, CFO and other officers named in the Summary Compensation Table. The Board adopted a Compensation Committee Charter which governs the Compensation Committee and is available on the Company website at www.cnasurety.com and will be provided to any shareholder upon request by contacting Carol Abel, representative of the Company, at 333 S. Wabash Ave. 41-Floor, Chicago, Illinois, 60604 (312) 822-5199.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Committee reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the Company, and, based on such review and discussion, have approved inclusion of the Compensation Discussion and Analysis in this Proxy Statement.

SUBMITTED BY THE COMPENSATION COMMITTEE
OF THE COMPANY’S BOARD OF DIRECTORS

Philip H. Britt
Robert Tinstman
Adrian M. Tocklin

EXECUTIVE COMPENSATION

The following tables show information with respect to the annual compensation (including option grants) for services rendered to the Company (or its predecessors) for the year ended December 31, 2006 by the chief executive officer, the chief financial officer and those persons who were, at December 31, 2006, the three other most highly compensated executive officers of the Company.

Summary Compensation Table

							Change in
							Pension Value
							and
							Nonqualified
					Stock	Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal Position(a)	Year(b)	Salary(c)	Bonus(d)	Awards(e)	Awards(f)	Compensation(g)	Earnings(h)	Compensation(i)	Total(j)

John F. Welch	2006	$433,654	—	—	$112,631	$1,218,000	—	$88,358	$1,852,643
President & CEO
John F Corcoran	2006	$243,269	—	—	$23,800	$250,000	—	$29,620	$546,689
CFO / SVP
Michael A. Dougherty	2006	$207,000	—	—	$21,694	$207,000	—	$32,317	$468,011
SVP
Enid Tanenhaus	2006	$217,673	—	—	$20,687	$220,500	—	$33,633	$492,493
SVP
Douglas W. Hinkle	2006	$225,000	$50,000	—	$20,755	$236,250	—	$39,436	$571,441
SVP

(a)	Mr. Welch began his employment as a senior officer of the Company on June 30, 2003 and became CEO August 31, 2003. The Company entered into an employment agreement with Mr. Welch that ran from his June 30, 2003 date of hire until December 31, 2005. A new employment contract was entered into with Mr. Welch on December 13, 2005, to replace his employment contract that was expiring December 31, 2005. The Committee evaluated and established Mr. Welch’s salary and bonus structure and other benefits based upon industry data, information on other public companies, Mr. Welch’s industry experience and expertise as well as the expected and past performance of the Company. The new employment agreement that was entered into with Mr. Welch has a three year term effective January 1, 2006 and ending December 31, 2008. Other than an increase in base salary to $435,000 and an increase in his maximum annual bonus potential from 150% to 200%, the new contract has substantially similar terms to the expiring contract.

(d)	For Douglas Hinkle a $50,000 stay bonus was authorized by the Compensation Committee in February 2006 as a part of a retention bonus agreement.

(f)	Stock Option Award expense recognized under FAS 123(R) in FY 2006 for financial statement purposes for options granted in 2002-2005

(g)	For John Welch — Non-Equity Incentive Plan Compensation includes: An Annual Incentive Bonus payment of $783,000 and a Long-Term Incentive Bonus of $435,000 — which, subject to plan guidelines will be paid out over three installments starting with the March 2, 2007 payment. The actual amount paid to Mr. Welch on March 2, 2007 for LTI was $282,927, which is composed of 1/3 payments for performance years 2004, 2005 & 2006.

For John Corcoran — Non-Equity Incentive Plan Compensation includes: An Annual Incentive Bonus payment of $150,000 and a Long Term Incentive Bonus payment of $100,000 — which, subject to plan guidelines will be paid out over three installments starting with the March 2, 2007 payment. The actual amount paid to Mr. Corcoran on March 2, 2007 for LTI was $64,367, which is composed of 1/3 payments for performance years 2004, 2005 & 2006.

For Michael Dougherty — Non-Equity Incentive Plan Compensation includes: An Annual Incentive Bonus payment of $124,200 and a Long Term Incentive Bonus award of $82,800 — which, subject to plan guidelines will be paid out over three installments starting with the March 2, 2007 payment. The actual amount paid to

Mr. Doughtery on March 2, 2007 for LTI was $56,151, which is composed of 1/3 payments for performance years 2004, 2005 & 2006.

For Enid Tanenhaus — Non-Equity Incentive Plan Compensation includes: An Annual Incentive Bonus payment of $132,300, and a Long Term Incentive Bonus award of $88,200 — which, subject to plan guidelines will be paid out over three installments starting with the March 2, 2007 payment. The actual amount paid to Ms. Tanenhaus on March 2, 2007 for LTI was $58,365, which is composed of 1/3 payments for performance years 2004, 2005 & 2006.

For Douglas Hinkle — Non-Equity Incentive Plan Compensation includes: An Annual Incentive Bonus payment of $146,250, and a Long Term Incentive Bonus award of $90,000 — which, subject to plan guidelines will be paid out over three installments starting with the March 2, 2007 payment. The actual amount paid to Mr. Hinkle on March 2, 2007 for LTI was $58,533, which is composed of 1/3 payments for performance years 2004, 2005 & 2006.

(i)	For John Welch — All other Compensation includes: $87,530 in annual company contributions to vested and unvested defined contribution plans and $828 in Life Insurance Premiums paid. Mr. Welch received no perquisites and other personal benefits which in aggregate in 2006 exceeded $10,000.

For John Corcoran — All other Compensation includes: $29,388 in annual company contributions to vested and unvested defined contribution plans and $232 in Life Insurance Premiums paid. Mr. Corcoran received no perquisites and other personal benefits which in aggregate in 2006 exceeded $10,000.

For Michael Dougherty — All other Compensation includes: $32,034 in annual company contributions to vested and unvested defined contribution plans and $283 in Life Insurance Premiums paid. Mr. Dougherty received no perquisites and other personal benefits which in aggregate in 2006 exceeded $10,000.

For Enid Tanenhaus — All other Compensation includes:$33,330 in annual company contributions to vested and unvested defined contribution plans and $303 in Life Insurance Premiums paid. Ms. Tanenhaus received no perquisites and other personal benefits which in aggregate in 2006 exceeded $10,000. Ms. Tanenhaus works out of the Company’s New York office. The Company provides her the use of an apartment in Chicago, which it believes is directly and integrally related to the performance of her duties as General Counsel.

For Douglas Hinkle — All other Compensation includes: $38,953 in annual company contributions to vested and unvested defined contribution plans and $483 in Life Insurance Premiums paid. Mr. Hinkle received no perquisites and other personal benefits which in aggregate in 2006 exceeded $10,000.

Grants of Plan-Based Awards Table

		Estimated	Estimated
		Future	Future	Estimated	Estimated	Estimated	Estimated
		Payout	Payout	Future	Future	Future	Future
		Under	Under	Payout	Payout	Payout	Payout	All Other	All Other
		Non-	Non-	Under Non-	Under	Under	Under	Stock	Option		Grant
		Equity	Equity	Equity	Equity	Equity	Equity	Awards:	Awards:	Exercise	Date
		Incentive	Incentive	Incentive	Incentive	Incentive	Incentive	Number	Number of	or Base	Fair
		Plan	Plan	Plan	Plan	Plan	Plan	of Shares	Securities	Price of	Value
		Awards:	Awards:	Awards:	Awards:	Awards:	Awards:	of Stock	Underlying	Option	of Stock
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards ($	and Option
Name(a)	Date(b)	($)(c)	($)(d)	($)(e)	(#)(f)	(#)(g)	(#)(h)	(#)(i)	(#)(j)	per share)(k)	Awards(1)

John F. Welch	2/13/06	$108,749	$217,500	$435,000	—	—	—	—	—	—	—
John F. Corcoran	2/13/06	$25,000	$50,000	$100,000	—	—	—	—	—	—	—
Michael A. Dougherty	2/13/06	$20,700	$41,400	$82,800	—	—	—	—	—	—	—
Enid Tanenhaus	2/13/06	$22,050	$44,100	$88,200	—	—	—	—	—	—	—
Douglas W. Hinkle	2/13/06	$22,500	$45,000	$90,000	—	—	—	—	—	—	—

For the Non-Equity Awards — the actual award amount is paid out over three years. The Compensation Committee voted at its February 12, 2007 meeting to award the maximum Non-Equity payment amount for the NEOs for performance in fiscal year 2006. Using Ms. Tanenhaus, as an example, her total Non-Equity Incentive Plan Award for Fiscal year 2006 performance is $88,200. This $88,200 Grant would be payable to her in three payments of $29,400 on March 2, 2007, $29,400 March 2008, and $29,400 in March 2009. For a more detailed discussion, please see pages 11-12.

There were no Equity Awards made during Fiscal Year 2006.

Outstanding Equity Awards at FYE Table

										Stock
										Awards
									Stock	Equity
									Awards	Incentive
									Equity	Plan
				Option					Incentive	Awards:
				Awards				Stock	Plan	Market or
				Equity			Stock	Awards	Awards:	Payout
				Incentive			Awards	Market	Number	Value of
				Plan			Number	Value of	of Unearned	Unearned
		Option	Option	Awards:			of Shares	Shares	Shares,	Shares,
		Awards	Awards	Number of			or Units	or Units	Units, or	Units, or
		Number of	Number of	Securities			of Stock	of Stock	Other	Other
		Securities	Securities	Underlying			That	That	Rights	Rights
		Underlying	Underlying	Unexercised	Option		have	have	That have	That have
		Unexercised	Unexercised	Unearned	Exercise	Option	not	not	not	not
	Date of	Options (#)	Options (#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name(a)	Grant(b)	Exercisable(c)	Unexercisable(d)	(#)(e)	($)(f)	Date(g)	(#)(h)	($)(i)	(#)(j)	($)(k)

John F. Welch	06/30/2003	37,500	12,500	—	$9.85	06/30/2013	—	—	—	—
	11/11/2003	13,950	4,650	—	$9.42	11/11/2013	—	—	—	—
	11/09/2004	14,850	14,850	—	$12.06	11/09/2014	—	—	—	—
	10/25/2005	6,625	19,875	—	$13.07	10/25/2015	—	—	—	—
John F. Corcoran	11/11/2003	1,575	525	—	$9.42	11/11/2013	—	—	—	—
	11/11/2003	7,500	2,500	—	$9.42	11/11/2013	—	—	—	—
	11/09/2004	3,350	3,350	—	$12.06	11/09/2014	—	—	—	—
	10/25/2005	1,500	4,500	—	$13.07	10/25/2015	—	—	—	—
Michael A. Dougherty	11/19/2002	1,950	0	—	$9.35	11/19/2012	—	—	—	—
	11/11/2003	1,925	1,925	—	$9.42	11/11/2013	—	—	—	—
	11/09/2004	1,550	3,100	—	$12.06	11/09/2014	—	—	—	—
	10/25/2005	1,375	4,125	—	$13.07	10/25/2015	—	—	—	—
Enid Tanenhaus	11/19/2002	1,500	0	—	$9.35	11/19/2012	—	—	—	—
	11/11/2003	1,475	1,475	—	$9.42	11/11/2013	—	—	—	—
	11/09/2004	1,550	3,100	—	$12.06	11/09/2014	—	—	—	—
	10/25/2005	1,400	4,200	—	$13.07	10/25/2015	—	—	—	—
Douglas W. Hinkle	08/11/2004	0	2,500	—	$10.58	08/11/2014	—	—	—	—
	11/09/2004	2,800	2,800	—	$12.06	11/09/2014	—	—	—	—
	10/25/2005	1,500	4,500	—	$13.07	10/25/2015	—	—	—	—

For each grant, 25% of the shares vest annually one year from the grant date, and then an additional 25% vest annually for the next three years. For example, for the 11/11/2003 grant date, 25% of the shares granted vest on 11/11/2004, 25% on 11/11/2005, 25% on 11/11/2006 and 25% on 11/11/2007. Please note, for the 11/11/2003 grant date for Mr. Corcoran, he received two separate grants: one grant for his commencement as a newly hired executive; and a second grant as a pro-rated percentage of the stock grants made that date to senior executives.

No options were granted in 2006

Option Exercises and Stock Vesting Table

			Stock
			Awards:
		Option	Number of	Stock
		Awards:	Shares	Awards:
	Option Awards:	Value	Acquired	Value
	Number of Shares	Realized on	on	Realized
	Acquired on	Exercise	Vesting	on Vesting
Name(a)	Exercise (#)(b)	($)(c)	(#)(d)	($)(e)

John F. Welch	—	$0	0	0
John F. Corcoran	—	$0	0	0
Michael A. Dougherty	41,209	$127,146	0	0
Enid Tanenhaus	16,525	$63,139	0	0
Douglas W. Hinkle	2,500	$26,050	0	0

Nonqualified Deferred Compensation
Under CNA Surety Corporation 2005 Deferred Compensation Plan

			Aggregate		Aggregate
			Earnings		Balance
	Executive	Registrant	in Last	Aggregate	at Last
	Contributions in Last	Contributions in	Fiscal	Withdrawals/	Fiscal
	Fiscal Year	Last Fiscal Year	Year	Distributions	Year End
Name(a)	($)(b)	($)(c)	($)(d)	($)(e)	($)(f)

John F. Welch	$26,019	$62,230	$14,509	$0	$127,257
John F. Corcoran	$24,327	$8,536	$2,364	$0	$52,053
Michael A. Dougherty	$12,420	$9,874	$2,321	$0	$24,015
Enid Tanenhaus	$0	$8,334	$495	$0	$9,514
Douglas W. Hinkle	$13,500	$16,053	$2,249	$0	$24,100

The CNA Surety Corporation 2005 Deferred Compensation Plan was adopted to replace the Company’s 2000 Deferred Compensation Plan which after December 31, 2004 no longer accepts contributions. Accordingly, the 2000 Plan shown in the chart below only shows Earnings and Aggregate Year End Balances for FYE 2006.

Nonqualified Deferred Compensation
Under CNA Surety Corporation 2000 Deferred Compensation Plan

			Aggregate		Aggregate
			Earnings		Balance
	Executive	Registrant	in Last	Aggregate	at Last
	Contributions in Last	Contributions in	Fiscal	Withdrawals/	Fiscal
	Fiscal Year	Last Fiscal Year	Year	Distributions	Year End
Name(a)	($)(b)	($)(c)	($)(d)	($)(e)	($)(f)

John F. Welch	$—	$—	$8,502	$—	$55,472
John F. Corcoran	$—	$—	$3,073	$—	$20,714
Michael A. Dougherty	$—	$—	$37,745	$—	$283,769
Enid Tanenhaus	$—	$—	$38,278	$—	$299,915
Douglas W. Hinkle	$—	$—	$0	$—	$0

Director Compensation Table

					Change in Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
	Fees Earned or			Incentive Plan	Compensation	All Other
	Paid in Cash	Stock Awards	Option Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)

Philip H. Britt	$67,000	—	—	—	—	—	$67,000
Roy Posner	$74,500	—	—	—	—	—	$74,500
Robert Tinstman	$61,000	—	—	—	—	—	$61,000
Adrian Tocklin	$67,000	—	—	—	—	—	$67,000

The Company determines director compensation taking the following factors into account: the amount of time involved in attending and preparing for Board and various Committee meetings, participation in special projects assigned by Board, actual Committee and Board attendance, business expertise and various competitive factors. Directors, except for employees of the Company or its affiliates, for 2006 were compensated at the annual rate of $30,000, paid in quarterly installments, and except for Audit Committee meetings, received $1,500 for each meeting of the Board and committee meeting which they attended. Audit Committee members receive $2,500 for each meeting attended. In addition, Mr. Posner (who passed away on December 31, 2006) was paid an additional retainer of $7,500 for his service as 2006 chairperson of the Audit Committee for his 2006 service in view of the workload of the Audit Committee chairperson.

AUDIT COMMITTEE REPORT

The Audit Committee serves as an independent and objective party to:

•	monitor the Company’s financial reporting process and internal control system;

•	retain and review and appraise the audit efforts of the Company’s independent registered public accounting firm and internal auditors;

•	facilitate communications between the party’s involved in the audit process;

•	review and appraise the fairness of related party transactions; and

•	monitor and review corporate governance and adherence to NYSE listing standards.

In 2006, the Audit Committee was composed of four non-employee directors, each of whom is “independent” as required by applicable listing standards of the New York Stock Exchange. Mr. Posner the Committee’s Chair and Financial Expert passed away on December 31, 2006. Anthony Cleberg is a nominee for election. The Board and the Company believe that Mr. Cleberg qualifies as an independent director as that term is used in Exchange Act Section 10A(m)(3) and qualifies as a financial expert. The Company anticipates that Mr. Cleberg, if elected, will become the Audit Committee chairman. Mr. Britt, Mr. Tinstman and Ms. Tocklin attended the February 12, 2007 Committee meeting, with Mr. Tinstman acting as temporary chair. The Audit Committee anonymously completed a self evaluation of its performance and discussed the responses at a February 12, 2007 committee meeting.

The Audit Committee met 8 times in 2006. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, the internal auditors and Deloitte & Touche, LLP (“Deloitte & Touche”), the Company’s independent registered public accounting firm. The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditor and the independent registered public accounting firm, with and without management present, to discuss the results of their examination and their evaluations of the Company’s internal controls and consolidated financial statements. The Committee reviewed the Company’s internal controls and, consistent with Section 302 of the Sarbanes-Oxley Act of 2002 and the rules adopted thereunder, met with management and the auditors prior to the filing of officers’ certifications required by that statute to receive any information concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. During fiscal year 2006, management continued its testing and evaluation of the adequacy of the Company’s system of internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002 and related rules and regulations. The Audit Committee also met separately with management and internal auditors to discuss the performance of Deloitte & Touche.

In the performance of its oversight function, the Committee has considered and discussed the audited financial statements with management and the independent registered public accounting firm. The Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the standard adopted or referenced by the Public Company Accounting Oversight Board (“PCAOB”) including the Statement on Auditing Standards No. 61, (Codification of Statements on Auditing Standards, AU380), Communication with Audit Committees, as currently in effect. Finally, the Committee has received the written disclosures and the letter from the independent auditors required by PCAOB and/or Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect. The Committee has discussed with Deloitte & Touche, LLP their independence from the Company.

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 to be filed with the Securities and Exchange Commission and determined that the provision of non-audit services by Deloitte & Touche to the Company in 2006 was compatible with maintaining the independence of Deloitte & Touche in its audit of the Company.

SUBMITTED BY THE AUDIT COMMITTEE
OF THE COMPANY’S BOARD OF DIRECTORS*

Philip H. Britt
Robert Tinstman
Adrian Tocklin

* Roy E. Posner was the Chairman and Financial Expert of the audit committee until his death on December 31, 2006

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth, except as noted, certain information with respect to each person or entity who is known by the management of the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company’s Common Stock as well as each director of the Company, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group. Information in the table of security ownership of certain beneficial owners and the table of security ownership of management below is based upon reports filed with the SEC on or before March 1, 2007 pursuant to Section 13(d) and 16(a) under the Securities Exchange Act of 1934 and other written representations received by the Company with respect to the persons and entities named in those tables. Beneficial ownership is defined for this purpose, as the sole or shared power to vote, or to direct the disposition of the Common Stock. Unless otherwise noted the persons in the following table have sole voting and investment power with respect to all shares shown as beneficially owned by them:

CERTAIN BENEFICIAL OWNERS

	Amount of
Name and Address of	Nature of	Percent of
Beneficial Owner	Beneficial Ownership(1)	Class

Continental Casualty Company and Affiliates	27,425,147	62.5%
333 S. Wabash Ave
Chicago, IL 60604
Dimensional Fund Advisors LP	2,628,106	6.0%

(1)	The number of shares of the Company’s Common Stock indicated as beneficially owned is reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities.

MANAGEMENT

			Shares Upon
	Shares of	Deferred	Exercise of
Name of	Common	Stock	Stock		Percent
Beneficial Owner	Stock(3)	Units(1)	Options(2)(3)	Total(2)(3)	of Class

Philip H. Britt	3,097	9,919	—	13,016	*
Roy E. Posner	250	1,458	—	1,708	*
Adrian M. Tocklin	1,000	—	—	1,000	*
Michael A. Dougherty	3,900	—	6,800	10,700	*
John F. Welch	—	—	72,925	72,925	*
Enid Tanenhaus	200	—	5,925	6,125	*
John F. Corcoran(4)	—	—	13,925	13,925	*
Thomas A. Pottle	1,300	—	59,900	61,200	*
Douglas W. Hinkle	0	0	4,300	4,300	*
Lori S. Komstadius(4)	0	0	0	0	*
James R. Lewis(4)	0	0	0	0	*
Robert A. Tinstman	0	0	0	0	*
All directors and executive officers as a group (12 persons) including the above-named persons	9,747	11,377	163,755	184,899	0.4%

*	Less than 1%

(1)	In January, 1998, the Company established the CNA Surety Corporation Non-Employee Directors’ Deferred Compensation Plan. Under this plan, each director who is not a full-time employee of the Company or any of its affiliates may defer all or a portion of the annual retainer fee that would otherwise be paid to such director. The deferral amount will be deemed vested in Common Stock Units equal to the deferred fees divided by the fair market value of the Company’s Common Stock as of each quarterly meeting. The Committee voted to eliminate the Non-Employee Director Compensation Plan effective January 1, 2005.

(2)	Represents beneficial ownership of shares that may be acquired by the exercise of stock options, which are currently exercisable or exercisable within sixty days of the date of this table.

(3)	The amounts of the Company’s Common Stock and stock options beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities.

(4)	Although not reflected in the figures in the chart above, Mr. Corcoran could have 3,300 Shares upon exercise of stock options of CNAF Stock which were awarded to him while he was employed by a subsidiary of CNAF; Ms. Komstadius could have 41,600 Shares upon exercise of SARS/stock options of CNAF Stock and Mr. Lewis could have 90,000 Shares upon exercise of SARS/stock options of CNAF Stock.

Equity Compensation Plan Information

	Number of Securities
	to be Issued Upon	Weighted-Average	Number of Securities
	Exercise of	Exercise Price of	Remaining Available for
	Outstanding Options,	Outstanding Options	Future Issuance Under
Plan Category	Warrants and Rights	Warrants and Rights	Equity Compensation Plans

Equity compensation plans approved by security holders	1,008,525	$12.02	3,000,000

Total	1,008,525	$12.02	3,000,000

In 2006, the Shareholders of the Company approved the CNA Surety Corporation 2006 Long-Term Equity Compensation Plan (“2006 Plan”). The 2006 Plan includes 3,000,000 total shares comprised of: 2,453,598 newly authorized shares and 546,402 Carryover shares which were previously available for grant under the CNA Surety Corporation 1997 Long-Term Equity Compensation Plan. The 1,008,525 shares listed above have been granted and are available for exercise, subject to vesting rules, under the 1997 Long-Term Equity Compensation Plan. No stock options were granted in 2006

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Reinsurance

Reinsurance agreements together with the Services and Indemnity Agreement that are described below provide for the transfer of the surety business written by Continental Casualty Company and The Continental Insurance Company (“CCC” and “CIC”) to Western Surety Company. All of these agreements originally were entered into on September 30, 1997 (the “Merger Date”): (i) the Surety Quota Share Treaty (the “Quota Share Treaty”); (ii) the Aggregate Stop Loss Reinsurance Contract (the “Stop Loss Contract”); and (iii) the Surety Excess of Loss Reinsurance Contract (the “Excess of Loss Contract”). All of these contracts have expired. Some have been renewed on different terms as described below.

The Services and Indemnity Agreement provides the Company’s insurance subsidiaries with the authority to perform various administrative, management, underwriting and claim functions in order to conduct the business of CCC and CIC and to be reimbursed by CCC for services rendered. In consideration for providing the foregoing services, CCC has agreed to pay Western Surety a quarterly fee of $50,000. This agreement was renewed on January 1, 2007 and expires on December 31, 2007; and is annually renewable thereafter. There was no amount due to the CNA Surety insurance subsidiaries as of December 31, 2006.

Through the Quota Share Treaty, CCC and CIC transfer to Western Surety all surety business written or renewed by CCC and CIC after the Merger Date. The Quota Share Treaty was renewed on January 1, 2006 and expires on December 31, 2006 and is annually renewable thereafter. CCC and CIC transfer the related liabilities of such business and pay to Western Surety an amount in cash equal to CCC’s and CIC’s net written premiums written on all such business, minus a quarterly ceding commission to be retained by CCC and CIC equal to $50,000 plus 25% of net written premiums written on all such business. This contemplates an approximate 4% override commission for fronting fees to CCC and CIC on their actual direct acquisition costs. Prior to renewal of the Quota Share Treaty on January 1, 2005, this ceding commission was $50,000 plus 28% of net written premiums which resulted in an actual override commission of approximately 7% paid to CCC and CIC.

Under the terms of the Quota Share Treaty, CCC has guaranteed the loss and loss adjustment expense reserves transferred to Western Surety as of the Merger Date by agreeing to pay Western Surety, within 30 days following the end of each calendar quarter, the amount of any adverse development on such reserves, as re-estimated as of the end of such calendar quarter. There was no adverse reserve development for the period from the Merger Date through December 31, 2006. The Quota Share Treaty was renewed for one year on January 1, 2007, on substantially the same terms as 2006.

Through the Stop Loss Contract, the Company’s insurance subsidiaries were protected from adverse loss experience on certain business underwritten after the Merger Date. The Stop Loss Contract between the insurance subsidiaries and CCC limited the insurance subsidiaries’ prospective net loss ratios with respect to certain accounts and lines of insured business for three full accident years following the Merger Date. In the event the insurance subsidiaries’ accident year net loss ratio exceeds 24% in any of the accident years 1997 through 2000 on certain insured accounts (the “Loss Ratio Cap”), the Stop Loss Contract requires CCC at the end of each calendar quarter following the Merger Date, to pay to the insurance subsidiaries a dollar amount equal to (i) the amount, if any, by which their actual accident year net loss ratio exceeds the applicable Loss Ratio Cap, multiplied by (ii) the applicable net earned premiums. In consideration for the coverage provided by the Stop Loss Contract, the Company’s insurance subsidiaries paid to CCC an annual premium of $20,000. The CNA Surety insurance subsidiaries have paid CCC all required annual premiums. As of December 31, 2005, the Company had billed and received $45.9 million under the Stop Loss Contract, which included a return of $9.0 million in 2005 due to a reduction of net loss ratios for years covered by the contract. As of December 31, 2006, the Company had a recoverable on unpaid losses of $28.2 million under the Stop Loss Contract, and billed CCC $2.0 million for additional estimated unpaid losses under the Stop Loss Contract.

The Company and CCC previously participated in a $40 million excess of $60 million reinsurance contract effective from January 1, 2005 to December 31, 2005 providing coverage exclusively for the one large national contractor (excluded from the Company’s third party reinsurance). The premium for this contract was $3.0 million plus an additional premium of $6.0 million if a loss is ceded under this contract. In the second quarter of 2005, this contract was amended to provide unlimited coverage in excess of the $60 million retention, to increase the premium to $7.0 million, and to eliminate the additional premium provision. This treaty provides coverage for the life of bonds either in force or written during the term of the treaty which was from January 1, 2005 to December 31, 2005. In November 2005, the Company and CCC agreed by addendum to extend this contract for twelve months. This extension, which expired on December 31, 2006, was for an additional minimum premium of $0.8 million, subject to adjustment based on the level of actual premiums written on bonds for the large national contractor. In January 2007, the Company and CCC agreed by addendum to extend this contract for another twelve months. This extension, which will expire on December 31, 2007, was for an additional minimum premium subject to the level of actual premiums written on bonds for the large national contractor (described in the Company’s previous public filings). As of December 31, 2006 and 2005, the Company had ceded losses of $50.0 million under the terms of this contract.

The Company and CCC entered into a $50 million excess of $100 million contract for the period of January 1, 2005 to December 31, 2005. The premium for this contract was $4.8 million plus an additional premium of $14.0 million if a loss was ceded under this contract. In the second quarter of 2005, this contract was amended to exclude coverage for the large national contractor, to reduce the premium to $3.0 million, and to reduce the additional premium to $7.0 million. As of December 31, 2005, no losses were ceded under this contract, which was not renewed for 2006.

As of December 31, 2006 and December 31, 2005, CNA Surety had an insurance receivable balance from CCC and CIC of $61.9 million and $61.0 million, respectively. CNA Surety had no reinsurance payables to CCC and CIC as of December 31, 2006 and December 31, 2005.

Other Related Party Transactions

Effective July 1, 2004, CNA Surety entered into an Administrative Services Agreement with CCC. This agreement, that replaced an agreement originally effective January 1, 2001, allows the Company to purchase and/or have access to certain services provided by CNAF. The Company will also pay CNAF a management fee for its proportionate share of administrative and overhead costs incurred in supporting the services provided pursuant to this agreement. The management fee for the year 2007 is $2.1 million that shall be paid by CNA Surety to CNAF in equal monthly installments by the last day of each month. The amounts paid were $2.0 million, $1.9 million and $1.8 million for 2006, 2005 and 2004, respectively. The agreement also allows CCC to purchase services from the Company. In 2006, 2005 and 2004, CCC paid the Company $1.1 million, $0.8 million and $0.5 million, respectively, for services in connection with licensing and appointing CCC’s insurance producers as required by state insurance laws. This agreement shall be effective so long as CNAF or their affiliates or shareholders shall continue to own a majority interest in CNA Surety. This agreement may be terminated by either party upon the provision of 30 days prior notice of such termination to the other party.

The Company was charged $7.4 million, $6.9 million and $7.4 million for the years ended December 31, 2006, 2005 and 2004, respectively, for rents and services provided under the Administrative Services Agreement. In 2006, the Company was charged $0.5 million for direct costs incurred by CCC on the Company’s behalf. In 2005, the Company received $0.1 million for direct costs incurred by CCC on the Company’s behalf. This credit resulted from the release of certain prior year expenses allocated to the Company during 2005. In 2004, the Company was charged $0.8 million for direct costs incurred by CCC on the Company’s behalf. The Company had no payable balance to CCC related to the Administrative Services Agreement as of December 31, 2006 and 2005.

In 2005, pursuant to an agreement with the claimant on a bond regarding certain aspects of the claim resolution, the Company deposited $32.7 million with an affiliate CCC to enable the affiliate to establish a trust to fund future payments under one bond. The bond was written by the affiliate and assumed by one of the Company’s insurance subsidiaries pursuant to the Quota Share Treaty. This deposit is included on the Company’s Consolidated Balance Sheets as “Deposit with affiliated ceding company”. This claim was previously fully reserved. The Company is entitled to the interest income earned by the trust.

From time to time, Western Surety provided surety bonds guaranteeing insurance payments of certain companies to CCC and its affiliates under retrospectively rated insurance policies underwritten by CCC and its affiliates. Under the terms of these bonds, referred to as insurance program bonds, if the principal, the insured company, failed to make a required premium payment, CCC and its affiliates would have a claim against the Company under the bond. The Company now has a policy not to issue such bonds to companies insured by CCC and its affiliates. The last such bond was written in 2001 and currently bonds with less than $0.1 million of total penal sums remain as of December 31, 2006.

Western Surety from time to time provides license and permit bonds and appeal bonds to CCC and its affiliates and to clients of CCC and its affiliates. Under procedures established by the Audit Committee, the Company may issue appeal bonds for CCC and its affiliates and their clients with penal sums of $10.0 million or less without prior Audit Committee approval as long as those bonds meet the Company’s normal underwriting standards, the rates charged are market rates and that the Company has received the indemnity of CCC. Bonds greater than $10.0 million require the prior approval of the Audit Committee. As of December 31, 2006, the total amount of the outstanding appeal and license and permit bonds written on behalf of CCC and its affiliates was approximately $99.3 million. Of that amount, the majority consisted of 36 appeal bonds with a penal sum of $94.3 million. Western Surety has entered into indemnity agreements with CCC and its affiliates indemnifying Western Surety for any loss arising from the issuance of bonds for CCC and its affiliates. The premium for all bonds written on behalf of CCC and its affiliates was approximately $0.6 million in 2006, $0.6 million in 2005 and $0.5 million in 2004.

Finally, in 2006 the Company, through the Quota Share Treaty, assumed three bonds issued by an affiliate for Mexdrill, Offshore, S. DE R.L. DE C. V., a subsidiary of Diamond Offshore Inc. (“Diamond Offshore”). Loews owns 54.3% of Diamond Offshore’s shares. Prior to the Company’s issuance of these bonds with penal sums of $24.9 million, $32 million, and $16.1 million respectively, the Company’s audit committee approved issuance of the bonds on behalf of Diamond Offshore for up to $150.0 million in total bond exposure provided that the bonds meet the Company’s normal underwriting standards, the rates charged are market rates and the Company receives the indemnity of Diamond Offshore. The premium for the bonds was $0.9 million.

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
(PROPOSAL 2)

The Audit Committee has selected Deloitte & Touche LLP, as the Company’s independent registered public accounting firm, for the 2007 fiscal year. Deloitte & Touche LLP served as the Company’s Independent auditor since 1999. A representative of Deloitte & Touche LLP will be present at the meeting and be available to respond to appropriate questions. A description of the fees paid to Deloitte & Touche LLP in fiscal 2006 is described below.

At the Annual Meeting, if a quorum is present, the vote of holders of a majority of the Company’s Common Stock having the power to vote held by shareholders present in person or represented by proxy shall ratify the appointment, by the Board of Directors, of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. It is the present intention of the Company’s Proxy Agents to vote at the Annual Meeting the proxies which have been duly executed, dated and delivered and which have not been revoked in accordance with the instructions set forth thereon or if no instruction had been given or indicated, for the ratification the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

For the years ended December 31, 2006 and 2005, professional services were performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”).

Audit Fees

The aggregate fees billed for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2006 and 2005 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q were $1,119,890 and $1,093,592, respectively.

Audit-Related Fees

The aggregate fees billed for audit-related services for the fiscal years ended December 31, 2006 and 2005 were $11,602 and $45,438, respectively. These fees generally include fees for consents and comfort letters, accounting consultations, Sarbanes Oxley Act Section 404 advisory services, and SEC related matters.

Tax Fees

None.

All Other Fees

None.

The Audit Committee has established a pre-approval policy with regard to audit, audit-related and certain non-audit engagements by the Company of its independent registered public accounting firm. Under this policy, the Audit Committee annually pre-approves certain limited, specified recurring services which may be provided by Deloitte, subject to maximum dollar limitations. All other engagements for services to be performed by Deloitte must be separately pre-approved by the Audit Committee. The Audit Committee has also designated the Chairperson of the Committee as having authority to pre-approve such engagements as allowed by the policy, subject to reporting on such pre-approvals to the Committee at its next scheduled meeting. 100% of the audit fees and audit related fees were pre-approved by the audit committee.

Vote Required

Proposal to ratify the Audit Committees appointment of the Company’s independent registered public accounting firm, Deloitte & Touche, LLP for fiscal year 2007 requires an affirmative vote of holders of a majority of the voting power represented by shares of our common stock present in person or represented by proxy and entitled to vote at the Annual Meeting.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. IF A CHOICE IS SPECIFIED ON THE PROXY BY THE SHAREHOLDER, THE SHARES WILL BE VOTED AS SPECIFIED. IF NO CHOICE SPECIFICATION IS MADE, SHARES WILL BE VOTED “FOR” RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

SHAREHOLDERS’ PROPOSALS FOR 2007 ANNUAL MEETING

Under the rules of the SEC, the Company is required to disclose the deadline for submitting shareholder proposals for inclusion in the Company’s proxy statement and form of proxy for the Company’s next annual meeting, calculated in the manner provided by the rule of the SEC and the date after which notice of a proposal submitted outside the processes of the rule of the SEC is considered untimely. Under the calculation provided by the rule of the SEC, a proposal submitted by a shareholder for the 2007 Annual Meeting of Shareholders of the Company must be received by the Secretary of the Company, 333 S. Wabash Ave., 41-South, Chicago, Illinois 60604, by November 1, 2007 in order to be eligible to be included in the Company’s proxy statement for that meeting. Under the Company’s By-Laws, to be timely, a shareholder’s notice of a shareholder proposal submitted outside the process for inclusion in the proxy statement must be delivered to, or mailed and received at, the principal executive offices of the Company, not less than fifty (50) days nor more than seventy-five (75) days prior to the meeting; provided, however, that in the event that less than sixty-five (65) days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the fifteenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.

Other Matters

The Company knows of no business, which will be presented at the Annual Meeting other than the election of Directors to the Board, and the ratification of the Company’s independent auditors. However, if other matters properly come before the meeting, it is the intention of the Proxy Agents to vote upon such matters in accordance with their good judgment in such matters.

By Order of the Board of Directors

Enid Tanenhaus
Secretary

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DESIGNATION (IF ANY)		000000000.000000 ext	000000000.000000 ext
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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A   Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold

	01 — Philip H. Britt	☐	☐	02 — James R. Lewis	☐	☐	03 — Robert Tinstman	☐	☐

	04 — John F. Welch	☐	☐	05 — David B. Edelson	☐	☐	06 — D. Craig Mense	☐	☐

	07 — Anthony S. Cleberg	☐	☐

		For	Against	Abstain
2.	To ratify the Audit Committee’s appointment of the Company’s independent registered public accounting firm, Deloitte & Touche, for fiscal year 2007.	☐	☐	☐	3.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.
THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR SPECIFIC DIRECTIONS ABOVE. IF THE PROXY IS SIGNED AND RETURNED WITHOUT SUCH DIRECTIONS, IT WILL BE VOTED FOR ALL PROPOSALS.
B   Non-Voting Items
Change of Address — Please print new address below.

C  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.

                                     /                          /
Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼
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Proxy — CNA Surety Corporation

333 S. Wabash 41 Floor
Chicago, Illinois 60604
(312) 822-5000
Notice of Annual Meeting of Shareholders
on April 24, 2007
NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CNA Surety Corporation (the “Company”) will be held at 333 S. Wabash, 41 Floor, Chicago, IL 60604 on Tuesday, April 24, 2007, at 9:00 a.m. CDT.
The Board of Directors has fixed the close of business on March 1, 2007, as the record date (the “Record Date”) for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. You are cordially invited to attend the meeting. In the event you will be unable to attend, you are respectfully requested to fill in, date, sign and return the enclosed proxy at your earliest convenience in the enclosed envelope.
IMPORTANT: PLEASE FILL IN, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE POSTPAID ENVELOPE PROVIDED TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE
THIS IS YOUR PROXY.
YOUR VOTE IS IMPORTANT.
Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the Meeting by promptly returning your proxy in the enclosed envelope. Thank you for your attention to this important matter.